Exhibit (m)(2)

SERVICING AGREEMENT

This Agreement is made as of the date indicated on the signature page of this Agreement, by and between Lazard Asset Management Securities LLC (“Lazard”) and _______________ (“Contract Distributor”). Lazard and Contract Distributor also are parties to a Fund Participation Agreement of even date herewith (the “Participation Agreement”) among Contract Distributor, Lazard, Lazard Retirement Series, Inc. (the “Fund”) and the Insurance Company (as defined therein). Any capitalized but undefined terms herein shall have the respective meanings ascribed to them in the Participation Agreement. In addition, Lazard Asset Management LLC (“LAM”) is a party to this Agreement solely for the purposes set forth in Sections 3 and 6(a) below, and on Schedule A hereto.

WHEREAS, Contract Distributor desires to enter into an agreement with Lazard relating to shares of common stock (“Shares”) of the series of the Fund set forth on Schedule A (each a “Portfolio” and collectively the “Portfolios”), for which Lazard is the principal underwriter, as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”);

NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is hereby agreed that the parties’ respective rights and obligations shall be as follows:

1.        Provision of Services. Contract Distributor agrees to provide reasonable assistance in connection with (a) advertising, marketing and distributing Shares and (b) the provision of personal services and/or the maintenance services for the benefit of owners (“Contractholders”) of variable annuity or variable life insurance contracts (together, “Contracts”) issued by Insurance Company through its separate accounts that invest in a Portfolio and are named on Schedule A, as it may be amended from time to time (“Separate Accounts”). Such services shall include some or all of those specified on Schedule B attached hereto.

2.        Offering of Shares. In no way shall the provisions of this Agreement limit Lazard’s or the Fund’s authority and discretion to take such action as Lazard or the Fund may deem appropriate or advisable, without notice, in connection with all matters relating to the operation of the Portfolios and the sale of Shares, including the right to suspend sales or withdraw the offering of Shares of one or more Portfolios.

3.        Fees. In consideration of the services described herein and on the terms and conditions set forth herein, Contract Distributor shall be entitled to receive fees at the annual rate set forth on Schedule A, paid monthly in arrears based on the average daily net asset value of Contractholders’ Shares held during the relevant month (computed in the manner specified in the Fund’s charter documents and the Portfolio Prospectuses), or as otherwise set forth on Schedule A. Contract Distributor’s acceptance of any fees for such services shall constitute Contract Distributor’s representation (which shall survive any payment of such fees and any termination of this Agreement and shall be reaffirmed at each acceptance) that Contract Distributor’s receipt of such fees is lawful. Lazard shall solely be responsible for payment to Contract Distributor of fees from the Fund’s Distribution and Servicing Plan (the “12b-1 Plan), as indicated under the caption “Annual Percentage Rate Paid from 12b-1 Plan” on Schedule A, and LAM shall have no responsibility or liability for the payment of such fees. LAM shall solely be responsible for payment to Contract Distributor of the fees indicated under the caption “Other Compensation” on Schedule A, and Lazard shall have no responsibility or liability for payment of such fees. Contract Distributor will, on reasonable request, provide to Lazard and LAM a description, in reasonable detail, of the services provided by it pursuant to this Agreement in consideration of such fees.

4.        Contract Distributor understands that any payments pursuant to the Fund’s 12b-1 Plan, as indicated on Schedule A, shall be paid only so long as the 12b-1 Plan is in effect.

5.            Advertising Materials and Sales Literature; Portfolio Documentation.

(a)        Contract Distributor agrees that sales literature and other promotional material in which the Fund, Lazard, LAM or the Fund’s administrator is named shall be approved as provided in the Participation Agreement. Contract Distributor understands that any supplemental sales literature, if distributed, must be preceded or accompanied by the relevant Portfolio Prospectus. Advertising material and sales literature provided by Lazard that are designated as being for internal or broker-dealer use only may not be disseminated to the public.

(b)        Each party will provide the other party with such information or documentation necessary for the other party to fulfill its obligations hereunder and under applicable legal requirements and such other information or documentation as each party may reasonably request.

6.            Representations, Warranties and Covenants. The following representations, warranties and covenants are in addition to those made elsewhere in this Agreement.

(a)        Each party hereto hereby represents, warrants and covenants, as applicable, to the other party that:

(i)        it will comply with all laws and rules and regulations of governmental authorities and regulatory agencies applicable to it by virtue of entering into and performing this Agreement;

(ii)       its execution, performance and delivery of this Agreement will not violate any of its contractual obligations or any applicable laws and rules and regulations of governmental authorities and regulatory agencies;

(iii)      it has full power and authority under applicable law, and has taken all necessary actions, to enter into and perform this Agreement; the person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement; and, assuming due and valid execution and delivery by the other party or parties, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of the Agreement; and

(iv)       no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

(b)        Contract Distributor hereby represents, warrants and covenants to, and agrees with, Lazard and LAM that:

(i)         Contract Distributor will ensure that all fees and compensation received pursuant to this Agreement, including compensation referred to herein, are disclosed to Contractholders as required by law;

(ii)        Contract Distributor will not be a “fiduciary” (within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as it may be amended from time to time, in connection with the performance of this Agreement and the Participation Agreement and any transactions contemplated hereby or thereby with respect to any person or entity subject to Title I of ERISA, Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or any governmental plan (within the meaning of Section 3(32) of ERISA);

(iii)        Contract Distributor’s receipt of fees and other compensation, direct and indirect under and the performance of the services specified in this Agreement and the Participation Agreement and the transactions related thereto will not constitute a non-exempt “prohibited transaction” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, or with respect to any governmental plan, any similar prohibition under applicable law; and

(iii)        the services which Contract Distributor agrees to render under this Agreement are not services for which Contract Distributor or Insurance Company deduct fees and charges under the Contracts or for which it is paid compensation pursuant to another arrangement.

7.             Indemnification. Contract Distributor and Lazard each agree to be bound by the provisions of Article X, Indemnification of the Participation Agreement with respect to such party’s acts or omissions arising out of this Agreement as if this Agreement were incorporated by reference into the Participation Agreement and fully a part thereof.

8.            Term.

(a)        Either party may terminate this Agreement on 15 days’ notice to the other party.

(b)        Lazard shall have the right to terminate this Agreement, without prior notice, if: (i) Contract Distributor or any of its registered principals become the subject of any investigation or disciplinary action by any governmental, regulatory or judicial authority that has resulted, or for which it appears reasonably likely will result, in the loss or suspension of any required registration, membership or license; (ii) Contract Distributor’s ability to perform its obligations under this Agreement or the Participation Agreement has become or is reasonably likely to become impaired; (iii) Contract Distributor otherwise breaches any of the representations, warranties or covenants set forth in this Agreement; (iv) Contract Distributor fails to perform the services contemplated by this Agreement; or (v) if Contract Distributor’s compensation is subject to the 12b-1 Plan, if the 12b-1 Plan, or any part thereof, is found invalid or is ordered terminated by any regulatory or judicial authority.

(c)        This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon termination of the Participation Agreement.

(d)        This Subsection 8(d) is applicable only to those Portfolios, and classes of Shares of such Portfolios, from which Contract Distributor receives fees pursuant to a 12b-1 Plan as indicated on Schedule A. Notwithstanding contrary provision in this Agreement, Contract Distributor understands that, if all or a part of its compensation (as indicated on Schedule A) is from the 12b-1 Plan (as indicated on Schedule A), as to each Portfolio, this Agreement: (i) shall continue until the next June 30th and thereafter shall continue automatically for successive annual periods ending on June 30th, provided such continuance is approved by a vote of a majority of the Fund’s Board of Directors and the Directors who are not “interested persons” (as defined in the 1940 Act) of the Fund and have no direct or indirect financial interest in the operation of the 12b-1 Plan or any agreement related to the 12b-1 Plan (“Independent Directors”), cast in person for the purpose of voting on such approval; (ii) is terminable without penalty, at any time, by vote of a majority of the Independent Directors; and (iii) is terminable on not more than 60 days’ written notice by vote of holders of a majority of the Portfolio’s outstanding voting securities (as defined in the 1940 Act).

9.             Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement or otherwise affect their meaning or interpretation.

10.          Complete Agreement; Amendment.

(a)        This Agreement, the Schedules hereto (which are incorporated by reference) and the Participation

Agreement contain the full and complete understanding between the parties with respect to the matters covered and contemplated hereunder and supersede all prior agreements or understandings between the parties relating to the subject matter hereof, whether oral or written, express or implied. In the event of a conflict between the Participation Agreement and this Agreement, this Agreement shall control.

  (b)        No modification or waiver of any provisions of this Agreement will be binding unless in writing and executed by the party to be bound thereby, except that, notwithstanding anything in this Agreement to the contrary, Lazard may amend any Schedule to this Agreement upon written notice to Contract Distributor, and Contract Distributor’s placement of an order to purchase Shares subsequent to its receipt of written notice of amendment of a Schedule to this Agreement by Lazard shall constitute Contract Distributor’s agreement to the amendment.

11.            Notices. Notices from one party to the other in connection with this Agreement shall be made as specified in the Participation Agreement.

12.            Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to conflict of laws principles.

13.            Survival. The provisions of Section 7 will survive the termination of this Agreement.

14.            Execution. This Agreement may be executed in counterparts, and such counterparts shall together constitute but one and the same instrument.

LAZARD ASSET MANAGEMENT SECURITIES LLC

Date:	By:
Name: Title:

LAZARD ASSET MANAGEMENT LLC (solely with respect to the obligations set forth in Sections 3 and 6(a) above and on Schedule A hereto)

Date:	By:
Name: Title:

Please return two signed copies of this Agreement to Lazard. Upon acceptance, one countersigned copy will be returned for Contract Distributor’s files.

[Contract Distributor]

Date:	By:
Name: Title:
Address for Notice:

Facsimile:

schedule a

Service Shares

Name of Portfolio	Annual Percentage Rate Paid from 12b-1 Plan*	Other Compensation**

	%	%

Investor Shares

Name of Portfolio	Annual Percentage Rate Paid from 12b-1 Plan*	Other Compensation**

	N/A	%

*	Fees to be paid to Contract Distributor by Lazard from amounts paid to Lazard under the 12b-1 Plan. Contract Distributor waives any right to payment of such fees, and Lazard shall have no obligation to pay such fees, until it is in receipt of fees from the Fund pursuant to the 12b-1 Plan, and Lazard’s liability for the payment of such fees is limited solely to the proceeds of fees received from the Fund pursuant to the 12b-1 Plan. The 12b-1 Plan is terminable by the Board at any time. Contract Distributor understands that the Board will review, at least quarterly, a written report of the amounts expended pursuant to this Agreement and the purposes for which such expenditures were made. In connection with such reviews, Contract Distributor will furnish Lazard or its designees with such information or reports as they may reasonably request, which reports shall be accurate and complete. It is recognized that certain parties may not be permitted to collect distribution fees under the 12b-1 Plan, and, if Contract Distributor is such a party, it will not accept such fees. LAM has no obligation or requirement to pay any of these fees to Contract Distributor.

**	Paid by LAM, each Portfolio’s investment adviser, out of its own resources. Lazard has no obligation or requirement to pay any of these amounts to Contract Distributor.

Separate Accounts and Contracts

SCHEDULE B

SERVICES

1.	providing distribution, advertising and marketing assistance to promote Shares to Contractholders and prospective Contractholders in accordance with this Agreement;

2.	receiving orders from Contractholders with respect to the allocation of Contract balances among the Portfolios and transmitting orders in respect of the purchase and redemption of Shares by the Separate Accounts and maintaining records in connection therewith;

3.	answering Contractholder and prospective Contractholder inquiries about the Portfolios;

4.	training Contractholder relationship personnel and sales agents;

5.	establishing any appropriate information interfaces, which may include websites and internal systems relating to the sale of Shares;

6.	providing Contractholders with statements and/or reports showing Share transactions, Portfolio performance and tax and other account information relating to the Shares and, if appropriate, aggregating such statements or reports with other transactions and information in Contractholders’ other accounts with us;

7.	providing portfolio manager commentaries to Contractholders and other interested parties;

8.	making Insurance Company and Contract Distributor employees and agents available during normal business hours to consult with Lazard or its designees concerning the performance of Insurance Company’s and Contract Distributor’s responsibilities under this Agreement;

9.	providing such other information and services as Lazard may reasonably request, to the extent permitted by applicable statute, rule or regulation; and

10.	maintaining all other records as required by law.